Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described under the heading “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value Calculation” in Part II, Item 5 of the Annual Report on Form 10-K for the period ended December 31, 2019 of Black Creek Diversified Property Fund Inc., being incorporated by reference in (i) the Registration Statement on Form S-3 (No. 333-162636) of Black Creek Diversified Property Fund Inc., and the related prospectus, and (ii) the Registration Statement on Form S-8 (No. 333-194237) of Black Creek Diversified Property Fund Inc. We also hereby consent to the same information and the reference to our firm under the captions “Net Asset Value Calculation and Valuation Procedures” and “Experts” being included in a supplement to the prospectus related to the Registration Statement on Form S-11 (File No. 333-222630) of Black Creek Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
March 5, 2020	Altus Group U.S., Inc.